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                                                                  EXHIBIT 10.B

                             AMENDED AND RESTATED
                             EMPLOYMENT AGREEMENT

                           Dated as of June 1, 2004

         AGREEMENT by and between Viad Corp, a Delaware corporation (the "Company"), and Robert H. Bohannon (the "Executive"), dated as of June 1, 2004.

         WHEREAS, the Board of Directors of the Company ("the Board") has determined that it is in the best interests of the Company and its shareholders to separate the payment services business from the Company effective on or about June 30, 2004 ("Spin-Off"); and

         WHEREAS, the Board has determined that it is in the best interests of the Company and its shareholders to continue to employ the Executive as Chief Executive Officer ("CEO") following the Spin-Off, and the Executive desires to continue to serve in that capacity; and

         WHEREAS, the Company and Executive desire to enter into this Amended and Restated Employment Agreement in connection with the Spin-Off, which Agreement amends, restates and supersedes the Employment Agreement between the Company and Executive dated as of the 1st day of April 1998;

         NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

         1. Employment Period. The Company shall employ the Executive, and the Executive shall serve the Company, on the terms and conditions set forth in this Agreement, for the Employment Period (as defined in the next sentence). The "Employment Period" shall mean the period beginning on the effective date of the

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Spin-Off, and ending three years thereafter; provided, however, that the
Employment Period shall be automatically extended by one year on the first anniversary of the spin-off and on each subsequent anniversary of such date (each such anniversary thereof being hereinafter referred to as a "Renewal Date") unless (A) the Agreement has been terminated pursuant to Section 4 hereof or (B) notice of termination has been given in accordance with Section 1(b) hereof..

                  (b) The automatic extension of the Employment Period provided for in Section 1(a) above can be terminated by the Board or Executive upon 60 days' prior written notice to the other. If timely notice is given, the Agreement shall terminate upon expiration of the then current Employment Period.

         2. Position and Duties. (a) During the Employment Period, the Executive shall serve as Chairman and CEO of the Company and, subject to the direction of the Board, shall have full authority for management of the Company and all its operations, financial affairs, facilities and investments. The Executive shall serve as a member of the Board, and shall act as the duly authorized representative of the Board.

                 (b) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive under this Agreement, use the Executive's reasonable best efforts to carry out such responsibilities faithfully and efficiently. It shall not be considered a violation of the foregoing for the Executive to (A) serve on corporate,

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civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.

                 (c) The Executive's services shall be performed primarily at Viad Tower, Phoenix, Arizona, or such other location designated by the Board, as long as such location is not more than 25 miles from Executive's residence on the date hereof.

         3. Compensation. (a) Base Salary. During the Employment Period, the Executive shall receive an annual base salary ("Annual Base Salary") of $600,000.00, payable twice each month on a pro rata basis. During the Employment Period, the Annual Base Salary shall be reviewed for possible increase at least annually. Annual increases shall be no less than the lesser of 5% or the increase in the Consumer Price Index ("CPI") for prior annual period. Any increase in the Annual Base Salary shall not limit or reduce any other obligation of the Company under this Agreement.

                  (b) Annual Bonus. In addition to the Annual Base Salary, the Executive shall be awarded, for each calendar year or portion thereof, ending during the Employment Period, an annual bonus (the "Annual Bonus") as determined by the Board. Each Annual Bonus or Management Incentive Plan ("MIP"), as it is sometimes called, shall be paid in a single cash lump sum no later than 90 days after the end of the calendar year for which the Annual Bonus is awarded.

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                  (c) Incentives. During the Employment Period, the Executive
shall be eligible to participate in the long-term incentive plans and programs of the Company on the same basis as other senior executives of the Company, including, but not limited to, any program providing awards of Performance-Driven Restricted Stock, Performance-Based Restricted Stock and Restricted Stock (collectively, "Stock Awards").

                  (d) Other Benefits. During the Employment Period: (i) the Executive shall be entitled to participate in all savings and retirement plans, practices, policies and programs of the Company; and (ii) the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, limited medical, prescription, vision, dental, disability, salary continuance, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs), in each case to the same extent as other senior executives of the Company, but to no lesser extent than that which he and his family participated prior to the Spin-Off.

                  (e) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in carrying out the Executive's duties under this Agreement, provided that the Executive complies with the policies, practices and procedures of the Company for submission of expense reports, receipts, or similar documentation of such expenses.

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                  (f) Fringe Benefits. During the Employment Period, the
Executive shall be entitled to fringe benefits, such as tax and financial planning services, payment of lunch and country club dues, use of an automobile and payment of related expenses, an annual physical, home security system, and mobile and cellular phones.

                  (g) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation of five weeks per year, with any unused vacation to be accrued and available in subsequent years.

                  (h) Calculation of Certain Awards and Benefits. Determination of Executive's (i) Annual Bonus, ii) incentive award grants where the value of such grant is based on annual salary, and (iii) benefits (including but not limited to the Supplemental Executive Retirement Plan and Long-Term and Short-Term Disability Plans) under all health and welfare benefit plans for which a benefit obligation is based on annual salary, shall in each case be calculated using 150% of Annual Base Salary.

         4. Early Termination of Employment. (a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. The Company shall be entitled to terminate the Executive's employment because of the Executive's Disability during the Employment Period. "Disability" means that (i) the Executive has been unable, for a period of 180 consecutive business days, to perform the Executive's duties under this Agreement, as a result of physical or mental illness or injury, and
ii) a physician selected by the Company or its insurers, and acceptable to the Executive or the

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Executive's legal representative, has determined that the Executive's incapacity is total and permanent. A termination of the Executive's employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), unless the Executive returns to full-time performance of the Executive's duties before the Disability Effective Date.

                  (b) Early Termination by the Company. The Company may terminate the Executive's employment during the Employment Period at any time, without a stated reason, by a vote of a majority of the Board, excluding Executive. The Board shall also determine the date of Early Termination. (c) Early Termination for Cause. The Company may terminate the Executive's employment for cause as defined below in accordance with the following procedure:

         Cause defined: For purposes of the Agreement, the Company shall have "Cause" to terminate the Executive's employment upon (A) the willful and continued failure by the Executive to substantially perform his duties (other than any such failure resulting from the Executive's incapacity due to physical or mental illness) after demand for substantial performance is delivered by the Company specifically identifying the manner in which the Company believes the Executive has not substantially performed his duties, or (B) the willful engaging by the Executive in misconduct which is materially injurious to the Company, monetarily or otherwise. No act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be

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         done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution, duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board, excluding Executive, at a meeting of the Board called and held for such purposes (after reasonable notice to the Executive and an opportunity for him, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Executive was guilty of conduct set forth above in clause
         (A) or (B).

                  (d) Early Termination by Executive. The Executive may terminate employment voluntarily at any time after giving the Company at least 180 days' advance written notice.

         5. Obligations of the Company. (a) Death or Disability. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, the Company shall pay the pro rata benefits or obligations to the Executive or the Executive's estate or legal representative, as applicable, in a lump sum in cash within 90 days after the Date of Death or Disability Termination. If the Executive's employment is terminated by reason of Disability during the Employment Period, the Company shall pay benefits and obligations to the Executive, as provided in the Long-Term Disability Plan of the Company.

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            Stock  options and Stock  Awards shall be subject to the terms and conditions of the corresponding agreements.

                  (b) Early Termination by the Board. If, during the Employment Period, the Company terminates the Executive's employment, other than for Death or Disability or Cause, the Company shall pay the amounts and provide the benefits described below to the Executive and shall, at its sole expense as incurred, provide the Executive with outplacement services, the scope and provider of which shall be selected by the Executive in the Executive's sole discretion. The payments and benefits provided pursuant to this paragraph (b) of
Section 5 are intended as liquidated damages for a termination of the Executive's employment by the Company (other than termination for Cause) and shall be the sole and exclusive remedy therefor.

         The amounts to be paid and the benefits to be provided as described above are:

                  (i) Severance pay equal to three times the sum of (1) 150% of the then current Annual Base Salary and (2) the average of the last three Annual Bonus or MIP awards paid to Executive, such payment to be made in a lump sum;

                  (ii)Stock Awards shall be subject to the terms and conditions of the corresponding agreements;

                  (iii) All stock options awarded to Executive shall vest as of the day of Early Termination;

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                  (iv)Lifetime Limited Executive Medical benefits for Executive and his family (dependent children to receive benefits until age 19, or until age 25 if documented full-time students);

                  (v) Executive shall be entitled to a credit for an additional three years of age from the date of Early Termination for purposes of determining Executive's retirement benefits in accordance with the Company's pension plans; and

                  (vi)A lump sum payment for all unused and accrued vacation.

                  (c) Upon Early Termination for Cause. The Executive shall be paid:

                  (i) 150% of Annual Base Salary.

                  (ii)Accrued MIP prorated to date of Early Termination.

                  (iii) Stock Awards shall terminate without any further payments or further vesting.

                  (iv)A lump sum payment for all unused and accrued vacation.

                  (v) Executive's participation in all health and welfare plans described in Section 3(d) will cease upon Early Termination and Executive will be eligible for benefits under Cobra.

         (d) Upon Early Termination by Executive. The Executive shall be paid:

                  (i) 150% of Annual Base Salary and shall be credited with one additional year of age for purposes of determining Executive's

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                  retirement benefits in accordance with the Company's pension plans.

                  (ii)Prorated MIP to date of Early Termination.

                  (iii) Stock Awards outstanding and unvested as of the date of Early Termination shall lapse and no additional vesting of such Stock Awards shall occur.

                  (iv)Executive shall be entitled to exercise only stock options which have vested prior to Early Termination by Executive.

         (e) Upon Ordinary Retirement. The Executive shall be paid or receive benefits as follows:

                  (i) Salary and accrued MIP prorated to the date of Retirement.

                  (ii)Stock options and Stock Awards shall be subject to the terms and conditions of the corresponding agreements, provided, however, that all Stock Awards shall vest 100% at time of Retirement if Executive retires at age 65 or older.

                  (iii) All other accrued benefits as of the date of Retirement shall be paid to the Executive in accordance with their respective plans.

                  (iv Lifetime Limited Executive Medical benefits for Executive and his family (dependent children to receive benefits until age 19, or until age 25 if documented full-time students).

                  (v) Other benefits as may be determined by the Board.

                  (vi)Executive shall be provided with suitable office space and equipment for so long as Executive has a reasonable need for

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                  office facilities, and with an administrative assistant for five years. Executive shall also be entitled to use of a leased automobile for a period of five years following Retirement, such automobile to be comparable to the automobile currently leased for Executive.

         6. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which the Executive may qualify, nor, subject to paragraph (f) of
Section 10, shall anything in this Agreement limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Vested benefits and other amounts that the Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any contract or agreement with, the Company or any of its affiliated companies on or after the Date of Termination shall be payable in accordance with such plan, policy, practice, program, contract or agreement. Specifically, in the event of a "Change of Control," as defined in the Executive Severance Agreement applicable to the Executive, the terms of the Executive Severance Agreement shall control to the extent they provide an additional or enhanced benefit.

         7. Full Settlement. The Company's obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other

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action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement.

         8. Confidential Information; Noncompetition. (a) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies and their respective businesses that the Executive obtains during the Executive's employment by the Company or any of its affiliated companies and that is not public knowledge (other than as a result of the Executive's violation of this paragraph (a) of Section 8) ("Confidential Information"). The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive's employment with the Company, except with the prior written consent of the Company or as otherwise required by law or legal process.

                  (b) During the Noncompetition Period (as defined below), the Executive shall not, without the prior written consent of the Board, engage in or become associated with a Competitive Activity. For purposes of this paragraph (b) of Section 8: (I) the "Noncompetition Period" means three (3) years from the date of Early Termination or Ordinary Retirement; (ii) a "Competitive Activity" means any business or other endeavor that engages in businesses similar to those conducted by the Company; and (iii) the Executive shall be considered to have become "associated with a Competitive Activity" if he becomes directly or indirectly involved as an owner, employee, officer, director, independent contractor, agent, partner, advisor, or in any other capacity calling for the rendition of the Executive's personal

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services, with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity. Notwithstanding the foregoing, the Executive may make and retain investments during the Employment Period in not more than five percent of the equity of any entity engaged in a Competitive Activity, if such equity is listed on a national securities exchange or regularly traded in an over-the-counter market.

                  (c) Executive's service as Chairman of the Board of MoneyGram International, Inc. following the Spin-Off will not be considered a violation of this Agreement.

         9. Successors. (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

                  (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

                  (c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean both the Company as

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defined above and any such successor that assumes and agrees to perform this
Agreement, by operation of law or otherwise.

        10. Miscellaneous. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Arizona, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                 (b) All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                 If to the Executive:

                 Robert H. Bohannon
                 0810 Viad Tower
                 1850 N. Central Avenue
                 Phoenix, AZ 85077

                 If to the Company:

                 Viad Corp
                 1012 Viad Tower
                 1850 N. Central Avenue
                 Phoenix, AZ 85077
                 Attention:  General Counsel

or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of Section 10. Notices and communications shall be effective when actually received by the addressee.

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                  (c)      The invalidity or unenforceability of any provision
of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

                  (d) Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

                  (e) The Executive's or the Company's failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

                  (f) The Executive and the Company acknowledge that this Agreement supersedes any other agreement between them concerning the subject matter hereof.

                  (g) This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

         IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization of its Board of Directors, the

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Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

                                    /s/b Robert H. Bohannon
                                    -----------------------
                                    Robert H. Bohannon

                                    VIAD CORP

                                    By /s/b Scott E. Sayre
                                       --------------------------------
                                       Scott E. Sayre
                                       Vice President & General Counsel